Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of AcelRx Pharmaceuticals, Inc. for the registration of up to $150,000,000 of its common stock, preferred stock, debt and warrant securities, and registration of up to 3,070,000 shares of its common stock to be sold by the selling stockholders, and to the incorporation by reference therein of our reports dated March 17, 2014, with respect to the financial statements and the effectiveness of internal control over financial reporting of AcelRx Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

May 19, 2014